NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
eheff@alldata.net

Shelley Whiddon – Media
972.348.4310
swhiddon@alldata.net

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS ADDS 20 NEW RETAILERS TO ITS POPULAR ONLINE
SHOPPING MALL

Expansion of airmilesshops.ca broadens shopping options for consumers participating in Canada’s AIR
MILES® Reward Program

DALLAS, Texas (August 7, 2006) — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, announced that its Canadian AIR MILES Reward Program has added 20 new retail partners to its online shopping mall, www.airmilesshops.ca. The virtual mall (formerly www.yourshops.ca) features advanced product search capabilities and allows consumers to purchase merchandise from a total of 75 lifestyle, home décor, electronics, entertainment and fashion retailers.

In 2003, the online shopping mall was created and launched in Canada as a new channel of growth for the AIR MILES Reward Program. Since its inception, it has continued to add retail partners, new categories and extra value to the consumer online shopping experience ranging from a wide range of special offers to the ability to search and compare products from over a million products. Alliance Data expects this business to be a key source of incremental growth for the business in the future.

Open to all Canadians, airmilesshops.ca also provides participants in Canada’s AIR MILES® Reward Program (known as collectors) the opportunity to collect reward miles for their purchases. The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 800 different rewards, such as travel, movie passes, entertainment attractions, electronic merchandise and more.
New retailers available at www.airmilesshops.ca include Disney Shopping, Toys “R” Us Canada, Office Depot and HBC.com. These retailers join an extensive list of other leading online retailers such as Amazon.ca, chapters.indigo.ca, Dell.ca, Victoria’s Secret, Apple Store Canada, Lands’ End, and eBay.ca.

The popularity of online shopping is growing steadily in Canada. According to a study by J.C. Williams Group 1, 50 percent of Canadians shop online, and nearly 90 percent of those online shoppers are AIR MILES collectors. Also, eMarketer 2 predicts that retail e-commerce sales in Canada will grow more than 20 percent per year over the next five years.

John Scullion, president of Alliance Data’s Loyalty and Marketing Services, said, “Alliance Data works with a number of these retailers and brands across multiple segments of our transaction, credit and marketing service businesses. The broadening of our business with these clients represents the potential for more expansive relationships with these world-class brands in the future. Additionally, today’s announcement further demonstrates our growth-focused strategy for the AIR MILES program as we continue to attract new and expand existing sponsor relationships.”

New airmilesshops.ca retailer, Toys “R” Us Canada, looks for online affiliates with strong brand presence.

“AIR MILES and Toys “R” Us Canada are long-standing, trusted brands. Combine that with the appeal of the AIR MILES Reward Program among Canadian shoppers, and we believe that this partnership will be a win for the Toys “R” Us online business,” said Krista Collinson, director of Toys “R” Us.ca.

About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 8,000 associates at more than 40 locations worldwide. For more information about the company, visit its web site, www.AllianceData.com.

About www.airmilesshops.ca

Airmilesshops.ca (formerly YourShops.ca), the AIR MILES Online Shopping Mall, was launched in 2003 for Canadian online shoppers and brings together more than 75 of the best North American fashion, entertainment, consumer electronics, home décor, lifestyle and gift retailers in one online destination. Sites include chapters.indigo.ca, Amazon.ca, Dell.ca, Victoria’s Secret, Lands’ End and Toys “R” Us. airmilesshops.ca also offers the added value of AIR MILES reward miles. Five AIR MILES reward miles are earned on each purchase, plus one AIR MILES reward mile for every $20 CDN spent.

Shoppers can visit airmilesshops.ca by visiting www.airmilesshops.ca or by logging onto www.airmiles.ca and choosing the airmilesshops.ca icon.

1 2005 E-commerce Market Study, JC Williams Group
2 eMarketer, Canada e Commerce, September 2005

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

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